Exhibit 99.1

SUPERVALU Reports Second Quarter Fiscal 2011 Results

  Results include non-cash impairment charges
  Company updates Fiscal 2011 guidance

MINNEAPOLIS--(BUSINESS WIRE)--October 19, 2010--SUPERVALU INC. (NYSE: SVU) today reported second quarter fiscal 2011 net sales of $8.7 billion and a net loss of $1.470 billion or $6.94 per diluted share, including non-cash goodwill and intangible asset impairment charges ($1.516 billion after-tax, or $7.16 per diluted share) and certain other costs ($13 million after-tax, or $0.06 per diluted share) primarily related to the impact of the labor dispute at Shaw’s and employee-related costs. This impairment charge was triggered by a required reconciliation of SUPERVALU’s stock price to book value per share. When adjusted for the non-cash goodwill and intangible asset impairment charges and certain other costs, second quarter fiscal 2011 net earnings were $59 million or $0.28 per diluted share. In the second quarter of fiscal 2010, the company reported net sales of $9.5 billion and net earnings of $74 million, or $0.35 per diluted share.

Craig Herkert, SUPERVALU’s chief executive officer and president, said, “Our sales performance continues to reflect a difficult operating environment. As the company moves into the next phase of its business transformation, we remain focused on our customers and taking actions that will better meet their needs. I remain confident that we have the correct strategy in place to achieve long term success.”

Second Quarter Results

Second quarter retail food net sales were $6.7 billion compared to $7.4 billion last year, a decrease of 9.7 percent, primarily reflecting the impact of identical store sales of negative 6.4 percent and previously announced market exits. Excluding Shaw’s, which was impacted by a labor dispute settled early in the quarter, identical store sales were negative 5.9 percent. The identical store sales performance resulted from a continued challenging economic environment and heightened competitive activity. Retail square footage decreased 3.1 percent from the second quarter of fiscal 2010. Excluding the impact of market exits and store closures, total retail square footage increased 0.9 percent compared to the second quarter of fiscal 2010.

Second quarter supply chain services net sales were $2.0 billion compared to $2.1 billion last year, a decrease of 4.2 percent, primarily reflecting Target’s transition to self-distribution and the loss of Ukrop’s as a customer due to acquisition by a competitor.

Retail food net sales in the second quarter of fiscal 2011 represented 77.3 percent of net sales compared to 78.3 percent last year. Supply chain services net sales in the second quarter of fiscal 2011 represented 22.7 percent of net sales compared to 21.7 percent last year.

Gross profit margin in the second quarter was $1.9 billion, or 22.3 percent of net sales, compared to $2.1 billion or 22.1 percent last year. The increase in gross margin as a percent of net sales primarily reflects more effective promotional spending partially offset by targeted investments in price.

Selling and administrative expenses in the second quarter were $1.7 billion, or 20.0 percent of net sales, compared to $1.8 billion, or 19.5 percent last year. The increase in selling and administrative expenses as a percent of net sales primarily reflects reduced sales leverage and variance in surplus property expense that more than offset the savings achieved from ongoing cost reduction initiatives.

Goodwill and asset impairment charges of $1.6 billion pre-tax were recorded in the second quarter and reflected in the retail food segment operating earnings. The non-cash impairment charges are subject to finalization of fair values, which the company expects to complete in the third quarter.

Second quarter retail food operating loss was $1.441 billion. When adjusted for the $1.600 billion impairment expense and $17 million in pre-tax charges primarily related to the impact of the labor dispute at Shaw’s as well as employee-related costs, retail food operating earnings were $176 million, or 2.6 percent of net sales. Last year’s retail food operating earnings were $188 million, or 2.5 percent of net sales. The increase in retail food operating earnings as a percent of net sales reflects improved gross margins partially offset by the impact of reduced sales leverage on expenses. Supply chain services operating earnings were $69 million, or 3.5 percent of sales, compared to $63 million, or 3.0 percent of sales last year. The increase in supply chain services operating earnings as a percent of net sales reflects strong expense management and improved productivity.

Net interest expense for the second quarter was $129 million compared to $131 million last year. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax benefit was $56 million, or 3.7 percent of pre-tax loss in the second quarter compared to income tax expense of $40 million, or 35.1 percent of pre-tax income in last year’s second quarter. The tax rate for the second quarter of fiscal 2011 reflected the impact of the impairment charges, the majority of which is not deductible for tax purposes. Excluding the impact of the impairment charges, the tax rate for the second quarter of fiscal 2011 was 37.5 percent.

Capital spending for the second quarter was $139 million compared to $158 million in the prior year. In the second quarter the company completed 24 major remodels, 2 minor remodels and 1 new traditional supermarket, as well as 18 new Save-A-Lot locations. Year-to-date capital spending was $312 million compared to $396 million in the prior year.

Diluted weighted-average shares outstanding for the second quarter were 212 million shares compared to 213 million shares last year. For the second quarter of fiscal 2011, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses. As of September 11, 2010, SUPERVALU had 212 million shares outstanding.

Year-to-date net cash flows from operating activities were $754 million compared to $840 million in the prior year, primarily reflecting reduced earnings partially offset by favorable changes in working capital. Year-to-date net cash flows used in investing activities were $211 million compared to $369 million last year, reflecting reduced capital expenditures and higher proceeds from asset disposals in the current year. Year-to-date net cash used for financing activities were $551 million compared to $442 million last year, primarily reflecting higher levels of debt reduction in the current year.

Fiscal 2011 Guidance

Commenting on guidance, Herkert stated, “It will take longer than originally anticipated to realize the benefit of the marketing, merchandising and operational initiatives that we continue to build upon. Accordingly, we are adjusting our guidance to better reflect this outlook.” Identical store sales, excluding fuel, are now projected to be approximately negative 5.5 percent for the year compared to previous guidance of negative 5 percent and debt reduction is expected to total approximately $650 million. Management now expects a net loss in fiscal 2011 in the range of $(5.94) to $(5.74) per diluted share on a GAAP basis and adjusted earnings of $1.40 to $1.60 per diluted share when excluding non-cash impairment changes and certain other costs.

	Fiscal 2011	Fiscal 2011
	Updated	Previous
Reconciliation of GAAP to Non-GAAP (1)	Guidance	Guidance
GAAP diluted net earnings (loss) per share	$(5.94) to $(5.74)	$1.61 to $1.81
Non-GAAP adjustments
Non-cash impairment charges	$7.16	-
Retail market exits in Connecticut and Cincinnati	$0.07	$0.07
Certain other costs (2)	$0.11	$0.07
Non-GAAP adjusted diluted net earnings per share (1)	$1.40 to $1.60	$1.75 to $1.95

(1) Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain costs. We believe that adjusting for certain costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

(2) Certain other costs include $0.07 from the impact of the labor dispute at Shaw's and $0.04 occurring in the second quarter consisting primarily of employee-related costs.

SUPERVALU’s fiscal 2011 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $38 billion;
  Identical store sales growth, excluding fuel, is projected to be approximately negative 5.5 percent;
  Sales in the traditional food distribution business are expected to decline approximately 3.5 percent, primarily reflecting the transition of the Target Corporation volume to self distribution and the loss of Ukrop’s as a customer due to acquisition by a competitor;
  Consumer spending will continue to be pressured;
  Goodwill and intangible asset impairment charges are estimated to be $1.6 billion pre-tax, or $1.5 billion after-tax, subject to finalization of fair values which the company will complete in the third quarter;
  Fiscal 2011 will include approximately $0.18 per diluted share in charges primarily related to the completion of retail market exits in Connecticut and Cincinnati and the impact of a labor dispute at Shaw’s, which was resolved in July;
  The effective tax rate is estimated to be approximately 37.4 percent, excluding impairment charges;
  Weighted-average diluted shares are estimated to be approximately 213 million for purposes of non-GAAP earnings per share;
  Capital spending is projected to be approximately $700 million, including 60 to 75 major store remodels, 30 to 40 minor remodels, 2 replacement stores, and approximately 100 hard-discount stores, including licensed locations; and
  Debt reduction is estimated to be approximately $650 million.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 14969536 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through November 2, 2010.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $38 billion. SUPERVALU serves customers across the United States through a network of approximately 4,280 stores composed of approximately 1,160 traditional retail stores, including 813 in-store pharmacies; 1,210 hard-discount stores, of which 876 are operated by licensee owners; and 1,910 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 150,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(In millions, except per share data)	Fiscal Quarter Ended September 11, 2010 (12 weeks)	% of net sales	Fiscal Quarter Ended September 12, 2009 (12 weeks)	% of net sales

Net sales	$8,656	100.0%	$9,461	100.0%
Cost of sales	6,724	77.7%	7,372	77.9%
Gross profit	1,932	22.3%	2,089	22.1%

Selling and administrative expenses	1,729	20.0%	1,844	19.5%
Goodwill and intangible asset impairment charges	1,600	18.5%	-	0.0%
Operating earnings (loss)	(1,397)	(16.1)%	245	2.6%

Interest expense, net	129	1.5%	131	1.4%
Earnings (loss) before income taxes	(1,526)	(17.6)%	114	1.2%
Income tax provision (benefit)	(56)	(0.7)%	40	0.4%

Net earnings (loss)	$(1,470)	(17.0)%	$74	0.8%

Net earnings (loss) per share
Basic	$(6.94)		$0.35
Diluted	$(6.94)		$0.35
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

(In millions, except per share data)	Fiscal Year-to-Date Ended September 11, 2010 (28 weeks)	% of net sales	Fiscal Year-to-Date Ended September 12, 2009 (28 weeks)	% of net sales

Net sales	$20,201	100.0%	$22,176	100.0%
Cost of sales	15,672	77.6%	17,240	77.7%
Gross profit	4,529	22.4%	4,936	22.3%

Selling and administrative expenses	4,025	19.9%	4,329	19.5%
Goodwill and intangible asset impairment charges	1,600	7.9%	-	0.0%
Operating earnings (loss)	(1,096)	(5.4)%	607	2.7%

Interest expense, net	303	1.5%	308	1.4%
Earnings (loss) before income taxes	(1,399)	(6.9)%	299	1.3%
Income tax provision (benefit)	4	0.0%	112	0.5%

Net earnings (loss)	$(1,403)	(6.9)%	$187	0.8%

Net earnings (loss) per share
Basic	$(6.63)		$0.88
Diluted	$(6.63)		$0.88
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	September 11, 2010	September 12, 2009
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail food	$6,693	$7,411
% of total	77.3%	78.3%
Supply chain services	1,963	2,050
% of total	22.7%	21.7%
Total net sales	$8,656	$9,461
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$(1,441)	$188
% of sales	(21.5)%	2.5%
Supply chain services	69	63
% of sales	3.5%	3.0%
Corporate (2)	(25)	(6)
Total operating earnings (loss)	(1,397)	245
% of sales	(16.1)%	2.6%
Interest expense, net	129	131
Earnings (loss) before income taxes	(1,526)	114
Income tax provision (benefit)	(56)	40
Net earnings (loss)	$(1,470)	$74

LIFO charge	$1	$3

Depreciation and amortization
Retail food	$194	$199
Supply chain services	18	18
Total	$212	$218

(1) Retail food operating loss for the second quarter ended September 11, 2010 included charges of $1,600 for the preliminary estimate of goodwill and intangible asset impairment and $17 primarily related to the impact of the labor dispute at Shaw's and employee related costs.

(2) Corporate expense for the second quarter ended September 11, 2010 included charges of $3 primarily related to litigation matters.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	September 11, 2010	September 12, 2009
(In millions)	(28 weeks)	(28 weeks)

Net sales
Retail food	$15,644	$17,311
% of total	77.4%	78.1%
Supply chain services	4,557	4,865
% of total	22.6%	21.9%
Total net sales	$20,201	$22,176
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$(1,190)	$499
% of sales	(7.6)%	2.9%
Supply chain services	148	145
% of sales	3.3%	3.0%
Corporate (2)	(54)	(37)
Total operating earnings (loss)	(1,096)	607
% of sales	(5.4)%	2.7%
Interest expense, net	303	308
Earnings (loss) before income taxes	(1,399)	299
Income tax provision	4	112
Net earnings (loss)	$(1,403)	$187

LIFO charge	$12	$21

Depreciation and amortization
Retail food	$458	$472
Supply chain services	41	43
Total	$499	$515

(1) Retail food operating loss for the year-to-date ended September 11, 2010 included charges of $1,600 for the preliminary estimate of goodwill and intangible asset impairment and $38 for retail market exits, the impact of the labor dispute at Shaw's and employee related costs.

(2) Corporate expense for the year-to-date ended September 11, 2010 included charges of $3 primarily related to litigation matters. Corporate expense for the year-to-date ended September 12, 2009 included charges of $5 related to store closures announced in the fourth quarter ended February 28, 2009.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 11,	February 27,
(In millions)	2010	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$203	$211
Receivables, net	835	814
Inventories	2,320	2,342
Other current assets	202	344
Total current assets	3,560	3,711
Property, plant and equipment, net	6,828	7,026
Goodwill	2,250	3,698
Intangible assets, net	1,314	1,493
Other assets	585	508
Total assets	$14,537	$16,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,866	$2,775
Current maturities of long-term debt and capital lease obligations	480	613
Other current liabilities	824	779
Total current liabilities	4,170	4,167
Long-term debt and capital lease obligations	6,644	7,022
Other liabilities	2,272	2,360
Total stockholders' equity	1,451	2,887
Total liabilities and stockholders’ equity	$14,537	$16,436

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year-to-	Fiscal Year-to-
	Date Ended	Date Ended
	September 11,	September 12,
	2010	2009
(In millions)	(28 weeks)	(28 weeks)

Cash flows from operating activities
Net earnings (loss)	$(1,403)	$187
Adjustments to reconcile net earnings to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	1,600	-
Depreciation and amortization	502	515
LIFO charge	12	21
Asset impairment and other charges	23	20
Gain on sale of assets	(6)	(21)
Deferred income taxes	(35)	120
Stock-based compensation	9	20
Other	18	14
Changes in operating assets and liabilities	34	(36)
Net cash provided by operating activities	754	840
Cash flows from investing activities
Proceeds from sale of assets	86	22
Purchases of property, plant and equipment	(312)	(396)
Other	15	5
Net cash used in investing activities	(211)	(369)
Cash flows from financing activities
Proceeds from issuance of long-term debt	66	943
Payment of long-term debt and capital lease obligations	(573)	(1,306)
Dividends paid	(37)	(73)
Other	(7)	(6)
Net cash used in financing activities	(551)	(442)
Net (decrease) increase in cash and cash equivalents	(8)	29
Cash and cash equivalents at beginning of year	211	240
Cash and cash equivalents at the end of period	$203	$269

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com